Exhibit 5.9

[Baker & McKenzie, S.C. Letterhead]

November 12th, 2013

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as special Mexican counsel to Creazione Estilo, S.A. de C.V. a Mexican corporation (indistinctly “Creazione” or the “Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Cash America International, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $300,000,000 aggregate principal amount of 5.75% Senior Notes Due 2018 (the “Notes”) and the issuance by the Guarantor and the other guarantors of the guarantees (the “Guarantees “and, together, with the Notes, the “Securities”) of the Notes in exchange for the Company’s issued and outstanding unregistered 5.75% Senior Notes Due 2018. The Notes will be issued under, and the Guarantees will be issued as provided in, an Indenture, dated as of May 15, 2013, between the Company, the guarantors named therein (including the Guarantor) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by a First Amendment to Indenture, dated as of November 8, 2013 between the Company and the Trustee, and as supplemented by a First Supplemental Indenture, dated as of November 8, 2013 by and among the Company, Creazione and the Trustee (collectively, the “Indenture”).

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”: (i) the Registration Statement, (ii) the Indenture and (iii) the Guarantees included in the Indenture.

In connection with rendering the opinions set forth below, we have examined the Transaction Documents, the respective Incorporation deed and current By-laws of the Guarantor and the resolutions of the shareholders of the Guarantor, authorizing the execution and delivery of, and the performance of the obligations under, the Guarantee by the Guarantor.

In rendering the opinions expressed below, we have assumed, without independent investigation or inquiry, (1) the authenticity and genuineness of all signatures on the documents reviewed by us in connection herewith; (2) the validity, binding effect and enforceability of the documents governed by foreign laws other than the Mexican laws; (3) the authenticity and genuineness of all documents submitted to us as originals or copies, (4) the genuineness of all documents that we examined, and (5) the conformity to authentic originals of documents submitted to us as certified, conformed or photocopies.

The lawyers of our firm are admitted to practice in the United Mexican States (“Mexico”). We do not express our opinion under any law other than the laws of Mexico (the “Jurisdiction”), and thus, this opinion is subject and shall be construed under the laws of the Jurisdiction.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, we are of the opinion that:

1.	Creazione is a corporation validly existing under the laws of Mexico, based solely upon its incorporation public instrument 93,470 dated February 22, 2005 granted by and before Mr. Francisco Javier Arce Gargollo, notary public 74 of Mexico City, duly registered in the Public Registry of Commerce of Mexico City under folio 332,477.

2.	The Guarantor (a) has the corporate power to create, execute and deliver, and to perform its obligations under the Indenture, which includes the Guarantee, and, (b) has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under the Indenture and the Guarantee.

3.	The Indenture, including the Guarantee contained therein, has been duly authorized, executed and delivered by Creazione and does not conflict with the bylaws of Creazione or Mexican law.

The foregoing opinions are rendered as of the date of this opinion letter, except as otherwise indicated. We assume no obligation to update or supplement any of our opinions to reflect any changes of applicable law or fact that may occur after the date of the effectiveness of the Registration Statement.

This opinion is to be governed and construed under the laws of Mexico and is limited to and is given on the basis of the current law and practice in Mexico. Therefore, we express no opinion regarding any other documents than those mentioned in this opinion, or any document attached thereto, or any matters other than those specifically addressed in this letter and related to Creazione, in the understanding that we have only reviewed the documents mentioned herein.

This opinion is furnished to you in connection with the Registration Statement and therefore we consent to the filing of this opinion with the Commission as Exhibit 5.9 to the Registration Statement and to the reference our firm under the heading “Legal Matters”. This opinion may be relied upon by Hunton & Williams LLP in connection with its provision of its legal opinion to be rendered by it and to be filed as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the commission.

Very truly yours,

/s/ Baker & McKenzie, S.C.